Exhibit 21.1

SUBSIDIAIRES OF

Multi Ways Holdings Limited

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
MWE Holdings Limited	British Virgin Islands	June 15, 2022	100%
Multi Ways Equipment Pte. Ltd.	Singapore	August 22, 2002	100%